Exhibit 10.20
CHANGE IN CONTROL AGREEMENT
     THIS AGREEMENT (“Agreement”) made as of the 1st day of January, 2001, by and among Sovereign Bancorp, Inc., a Pennsylvania business corporation (“Sovereign”), Sovereign Bank, a federal savings bank (the “Bank”), and Robert Rose an individual (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive has been identified as a key contributor to the Bank; and
     WHEREAS, Sovereign and the Bank consider the continued services of the Executive to be in the best interest of Sovereign, the Bank, their affiliated companies and the shareholders of Sovereign; and
     WHEREAS, Sovereign and the Bank desire to induce the Executive to remain in the employ of his/her then employer (whether it be Sovereign or any company affiliated with Sovereign (the “Employer”)) on an impartial and objective basis in the event of a proposed transaction pursuant to which a Change in Control (as defined in Section 2(c)) will occur, if completed.
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Term of Agreement and Related Matters.
          (a) In General. Except as otherwise provided herein, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on December 31, 2003; provided, however, that this Agreement will automatically be renewed on January 1, 2002 for the three-year period commencing on such date and ending on December 31, 2004, unless either the Executive or his/her Employer gives written notice of nonrenewal to the other on or before November 1, 2001 (in which case this Agreement will continue in effect through December 31, 2003); and provided further, that if this Agreement is renewed on January 1, 2002, it will automatically be renewed on January 1 of each subsequent year (the “Annual Renewal Date”) for a period ending three years from each Annual Renewal Date unless either the Executive or his/her Employer gives written notice to the other at least 60 days prior to an Annual Renewal Date (in which case this Agreement will continue in effect for a term ending two years from the Annual Renewal Date immediately following such notice).
          (b) Termination for Cause. Notwithstanding the provisions of Section 1(a), this Agreement will terminate automatically upon Termination for Cause of the Executive’s employment by his/her Employer. As used in this Agreement, the term “Termination for Cause” means:
               (i) prior to the public announcement of a transaction involving an actual or potential Change in Control, termination for any reason; and

               (ii) concurrent with or following the public announcement of a transaction involving an actual or potential Change in Control, termination following (A) except if attributable to physical or mental illness or injury, the documented repeated and willful failure of the Executive to perform his/her duties, but only after written demand, and, if the termination is before the actual occurrence of a Change in Control, only after a vote of at least two-thirds of Sovereign’s directors, (B) the commission of any act of dishonesty against Sovereign or any company affiliated with Sovereign, or an employee or customer of Sovereign or any such affiliate, (C) an intentional material violation by the Executive of any applicable code of conduct or similar policy applicable to executives of the Executive’s Employer, (D) the conviction of the Executive of a felony or crime of moral turpitude, (E) an order from the Office of Thrift Supervision or other regulator effectively requiring the Executive’s discharge, or (F) the Executive’s refusal to accept a Reasonable Job Offer (as defined in Section 1(e)).
If, following a public announcement described in Clause (i), a proposed transaction is terminated without completion, this Agreement shall thereafter be construed as though no such announcement had ever been made; provided, however, that the rights associated with any termination of employment during the interim period shall be determined by reference to Clause (ii).
Notwithstanding the preceding provisions of this subsection, prior to the public announcement of a transaction involving an actual or potential Change in Control, a transfer of the Executive to a new Employer which is Sovereign, the Bank or an affiliate of either shall not be deemed a Termination for Cause and this Agreement shall continue in force.
If the Executive’s employment is terminated for cause, his/her rights under this Agreement will cease as of the effective date of such termination.
          (c) Voluntary Termination, Retirement, or Death. Notwithstanding the provisions of Section 1(a), this Agreement will terminate automatically upon the voluntary termination of the Executive’s employment (other than in accordance with Section 2), his/her retirement on or after age 65 or his/her death. In any such event, the Executive’s rights under this Agreement will cease as of the effective date of such termination; provided, however, that if the Executive dies after a Notice of Termination (as defined in Section 2(b)) is delivered by him/her in accordance with such section, the payments described in Section 3 will nonetheless be made to the person or persons determined pursuant to Section 9(b).
          (d) Disability. Notwithstanding the provisions of Section 1(a), this Agreement will terminate automatically upon the termination of the Executive’s employment by reason of his/her Disability. In such event, the Executive’s rights under this Agreement will cease as of the effective date of such termination; provided, however, that if the Executive becomes disabled after a Notice of Termination is delivered by him/her in accordance with Section 2(b), he/she will nonetheless be entitled to receive the payments described in Section 3. As used in this Agreement, the term “Disability” means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the essential duties required of him/her by his/her then position with the Employer, notwithstanding reasonable accommodation, for a period of six consecutive months.

          (e) Reasonable Job Offer Defined. For purposes of this Agreement, the term “Reasonable Job Offer” means a good faith offer of employment made or directly facilitated by Sovereign, the Bank, an affiliate of either, an entity proposing to acquire the business of Sovereign or the Bank, or an affiliate of such entity, which offer (i) would not give the Executive the right to terminate employment for Good Reason under Section 2(a)(ii), (iii) or (iv), and (ii) does not require an employment background and skill set materially different than required for his/her then position.
     2. Termination Following a Change in Control.
          (a) Events Giving Right To Terminate For Good Reason. If a public announcement of a transaction involving an actual or potential Change in Control occurs and, concurrently therewith or during a period of 18 months thereafter, an event constituting Good Reason also occurs with respect to the Executive, he/she may terminate his/her employment in accordance with the provisions of Section 2(b) and, thereupon, will become entitled to the payments described in Section 3. As used in this Agreement, the term “Good Reason” means any of the following events:
               (i) the involuntary termination of the Executive’s employment, other than an involuntary termination permitted in Sections 1(b) and (d);
               (ii) a reduction in the Executive’s base compensation below a level that was in effect immediately prior to the public announcement;
               (iii) the failure to provide the Executive with a total compensation package (salary, welfare and pension benefits, stock options and a bonus plan evaluated on the basis of bonus potential) reasonably comparable to the compensation package provided to the Executive immediately prior to the public announcement;
               (iv) the permanent reassignment of the Executive to a principal office which is more than 60 miles from his/her primary residence as of the date of the public announcement; and
               (v) any material breach of this Agreement by the Executive’s Employer at the relevant time, coupled with the failure to cure the same within 30 days after receipt of written notice of such breach from the Executive.
          (b) Notice of Termination. Upon the occurrence of an event of Good Reason subject to Section 2(a), the Executive may, within 90 days of the occurrence of any such event, resign from employment by a notice in writing (“Notice of Termination”) delivered to Sovereign, whereupon he/she will become entitled to the payments and benefits described in Section 3. In the case of a termination described in Clause (i) of Section 2(a), the Executive shall confirm his/her involuntary termination, in writing, within 90 days of the date of such termination, and such confirmation will be deemed a Notice of Termination.
          (c) Change in Control Defined. As used in this Agreement, the term “Change in Control” means any of the following:

               (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Sovereign, a subsidiary of Sovereign, or an employee benefit plan of Sovereign or a subsidiary of Sovereign (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Sovereign representing more than 19.9% of (A) the combined voting power of Sovereign’s then outstanding stock and securities or (B) the aggregate number of shares of Sovereign’s then outstanding common stock;
               (ii) the occurrence of a sale of all or substantially all of the assets of Sovereign or the Bank to an entity which is not a direct or indirect subsidiary of Sovereign;
               (iii) the occurrence of a reorganization, merger, consolidation or similar transaction involving Sovereign, unless (A) the shareholders of Sovereign immediately prior to the consummation of any such transaction initially thereafter own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Sovereign immediately prior to the consummation of such transaction initially thereafter represent a majority of the directors of the surviving or resulting corporation;
               (iv) a plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted for Sovereign or the Bank;
               (v) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Sovereign cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and
               (vi) the occurrence of any other event which is irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Sovereign.
     Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred if a person becomes the beneficial owner, directly or indirectly, of stock and securities representing more than 19.9% of the combined voting power of Sovereign’s then outstanding stock and securities or the aggregate number of shares of Sovereign’s then outstanding common stock solely as a result of an acquisition by Sovereign of its stock or securities which, by reducing the number of securities or stock outstanding, increases the proportionate number of securities or stock beneficially owned by such person; provided, however, that if a person becomes the beneficial owner of more than 19.9% of the combined voting power of stock and securities or the aggregate number of shares of common stock by reason of such acquisition and thereafter becomes the beneficial owner, directly or indirectly of any additional voting stock or securities or common stock (other than by reason of a stock split, stock dividend or similar transaction), then a Change in Control will thereupon be deemed to have occurred.
          (d) Termination of Proposed Change in Control Transaction. If, following a public announcement described in Subsection (a), a proposed transaction is terminated without completion, this Agreement shall thereafter be construed as though no such announcement had ever been made; provided, however, that the rights associated with any termination of employment or the giving of a Notice of Termination during the interim period shall be determined without regard to this subsection.
     3. Rights in the Event of Certain Terminations Following Change in Control. In the event the Executive validly and timely delivers a Notice of Termination to Sovereign, he/she will be entitled to receive the following payments and benefits:
          (a) Basic Payments. The Executive will be paid an amount equal to two times the sum of (i) the highest annualized base salary paid to him/her during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to him/her with respect to one of the three calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in 24 equal monthly installments (without interest), beginning 30 days following the date of termination of employment. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Sovereign or an affiliate thereof shall be taken into account.
          (b) Health and Medical Benefits. For a period of two years from the date of termination of employment, the Executive shall be provided, at no charge, with a continuation of health and medical benefits substantially similar to the most favorable of such benefits provided to him/her at his/her Employer’s cost during the two-year period immediately preceding such termination. To the extent such benefits cannot be provided under a plan because the Executive is no longer an employee of the Employer, a dollar amount equal to the after-tax cost (estimated in good faith by Sovereign) of obtaining such benefits, or substantially similar benefits, shall be paid to him/her periodically, as appropriate.
          (c) Excise Tax Matters. Notwithstanding anything in this section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of the Executive, when added to all other amounts and benefits payable to or on behalf of the Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. The Executive shall have the right, within 30 days of receipt of written notice from Sovereign, to specify which amounts and benefits shall be reduced to satisfy the requirements of this subsection. All calculations required to be made under this subsection will be made by Sovereign’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
          (d) Primary Obligor. The obligation to make payments and provide benefits under this section shall primarily be those of the executive’s Employer as of the date of his/her termination of employment. In the event the Employer is not Sovereign or the Bank, Sovereign will cause such Employer to make required payments and provide required benefits. To the extent Sovereign fails or is unable to do so, it shall make such payments and provide such benefits.

     4. Legal Expenses. Sovereign will pay (or cause to be paid) to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he/she acts in good faith with respect to issues raised.
     5. Notices. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to Sovereign, in the case of notices given by the Executive, and will, to be effective hereunder, be given by Sovereign, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence address of the Executive, in the case of notices to the Executive, and to the principal office of Sovereign, in the case of notices to Sovereign.
     6. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of Sovereign designated for such purpose by the Board of Directors of Sovereign. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7. Assignment. This Agreement is not assignable by any party hereto, except by Sovereign and the Bank to any successor in interest to the respective businesses of Sovereign and the Bank.
     8. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and, in accordance with the provisions of Section 18, supersedes any prior agreement of the parties.
     9. Successors; Binding Effect.
          (a) Successors. Sovereign will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Sovereign and/or the Bank to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that Sovereign, the Bank or any affiliated company of either would be required to perform it if no such succession had taken place. Failure by Sovereign to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, “Sovereign” and the “Bank” means Sovereign and the Bank as hereinbefore defined and any successor to the business and/or assets of Sovereign and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          (b) Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such person, to the Executive’s estate.
     10. Continuation of Certain Provisions. Any termination of the Executive’s employment under this Agreement or of this Agreement will not affect the benefit provisions of Section 3 or 4, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.
     11. Other Rights. Except as provided in Section 18, nothing herein shall be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he/she is a party or in which he/she is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he/she may be entitled under a severance plan or arrangement of Sovereign, the Bank, an affiliate of either, or an entity which is the successor of any of them or an affiliate thereof; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board of Directors of Sovereign may determine.
     12. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event he/she does secure employment.
     13. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
     14. Applicable Law. Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.
     15. Number. Words used herein in the singular shall be construed as being used in the plural, as the context requires, and vice versa.
     16. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     17. References to Entities. All references to Sovereign shall be deemed to include references to the Bank, or any affiliate of either, as appropriate in the relevant context, and vice versa; provided, however, that this section shall not be construed in a manner that results in a determination that a transaction constitutes a Change in Control unless such transaction is literally described in the definition of such term.
     18. Effective Date; Termination of Prior Agreements. This Agreement shall become effective immediately upon the execution and delivery of the same by the parties hereto.

Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect.
     19. Withholding For Taxes. All amounts and benefits paid or provided hereunder shall be subject to withholding for taxes as required by law.
     20. Nonsolicitation of Employees and Customers. During the period of time that any payments and benefits are being provided to Executive under Section 3, he/she shall refrain from directly or indirectly soliciting for employment or business relationship purposes employees and customers of Sovereign, the Bank or any affiliate of either as of the date of his/her termination of employment. In the event of a breach of this section, the Executive’s right to payments and benefits under Sections 3 and 4 shall immediately terminate. Sovereign shall be entitled to recover any payments or benefits made following the commencement of the prohibited conduct, but before discovery of the same, and may commence an action in any court of competent jurisdiction for such additional legal and equitable relief as it may deem necessary or appropriate to recover damages incurred by reason of such conduct and to preclude continued violation of this section.
     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

SOVEREIGN BANCORP, INC.
/s/ Jay Sidhu
Jay Sidhu, President & CEO

/s/ M. Robert Rose
(“Executive”) Signature